SED INTERNATIONAL RELEASES FIRST QUARTER FINANCIAL RESULTS

Company Reports Net Sales of $126.4 million

LAWRENCEVILLE, GA. November 8, 2012 -- SED International Holdings, Inc. (NYSE MKT: SED), a multinational supply chain management provider and distributor of leading computer technology, consumer electronics, small appliances, housewares and personal care products, today announced financial results for the first quarter ended September 30, 2012.

A summary of the first fiscal quarter results are as follows:

•	Net sales for the first quarter ended September 30, 2012 were $126.4 million, a decrease of 18.9%, from $155.8 million in the prior-year first quarter. Net sales were negatively impacted by the weak demand for our PC, notebooks and television products which reflects similar declines within the microcomputer industry.
•	Gross margin increased to 5.6%, compared to 4.8% in the comparable period last year due primarily to higher margins earned on small appliance, housewares and personal care products as well as higher margins in our Latin American subsidiaries due to Argentine governmental import restrictions causing tighter inventory supply which increased pricing and margins.
•	The Company reported an operating loss of $1.6 million in the first quarter compared to an operating loss of $1.5 million in the prior-year first quarter. First quarter net loss was $2.1 million, or $(0.43) per basic and diluted share compared to a net loss of approximately $0.8 million, or $(0.18) per basic and diluted share in the same period last year.
•	EBITDA was a negative $1.3 million for the quarter ended September 30, 2012 and 2011.
•	Cash and cash equivalents were $3.5 million, net trade receivables were $52.5 million, net inventories were $55.7 million and working capital was $18.1 million
•	Shareholders’ equity at the end of the quarter was $22.3 million, or $4.50 per basic and diluted share

“Our performance during the quarter was disappointing with revenue down particularly in our core PC and TV businesses and our delay in adding profitability through the integration of our Lehrhoff acquisition” said Bob O’Malley, president and chief executive officer of SED International. “While we have some bright spots in our Latin America businesses, we are taking actions in the U.S. on several fronts this quarter to increase revenue through better selling and marketing alignment with our strategic vendors and to manage our operating expenses through the restructuring of operations and the implementation of selective outsourcing initiatives. We are committed to returning SED International to profitability.”

Conference Call

SED International management will host a teleconference and webcast today, Thursday, November 8, 2012 at 4:30 p.m. ET. Interested parties may participate in the conference call by dialing 1-877-941-8416 in the United States and 1-480-629-9808 internationally. For those unable to participate, an audio replay of the call will be available beginning approximately two hours following the conclusion of the live call through November 15, 2012. The audio replay may be accessed by dialing 1-877-870-5176 from the United States or 1-858-384-5517 internationally and entering access conference ID # 4572814. The call also will be available as a live, listen-only webcast on the “Investor Relations” section of the SED International website at http://www.sedonline.com. Following the live webcast, an online archived webcast will also be available at the SED International website.

About SED International Holdings, Inc.

Founded in 1980, SED International Holdings, Inc. is a multinational, preferred distributor of leading computer technology, consumer electronics, small appliances, housewares, and personal care products. The company also offers custom-tailored supply chain management services ideally suited to meet the priorities and distribution requirements of the e-commerce, Business-to-Business and Business-to-Consumer markets. Headquartered near Atlanta, Georgia with business operations in California; Florida; Georgia; New Jersey; Texas; Bogota, Colombia and Buenos Aires, Argentina, SED serves a customer base of over 10,000 channel partners and retailers in the US and Latin America. To learn more, please visit www.SEDonline.com; or follow us on Twitter @SEDIntl.

Safe Harbor

Statements made in this Press Release that are not historical or current facts are "forward-looking statements.” These statements often can be identified by the use of terms such as "may," "will," "expect," "believe," "anticipate," "estimate," "approximate" or "continue," or the negative thereof. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Any forward-looking statements represent management's best judgment as to what may occur in the future. However, forward-looking statements are subject to risks, uncertainties and important factors beyond the control of the Company that could cause actual results and events to differ materially from historical results of operations and events and those presently anticipated or projected. These factors include adverse economic conditions, entry of new and stronger competitors, inadequate capital, unexpected costs, failure to gain product approval in foreign countries and failure to capitalize upon access to new markets. The Company disclaims any obligation to revise any forward-looking statements to reflect events or circumstances after the date of such statement or to reflect the occurrence of anticipated or unanticipated events. These factors and others are discussed in the “Management's Discussion and Analysis" section of the Company's Reports on Forms 10-K and 10-Q available at www.sec.gov.

Non-GAAP Financial Measures

This press release includes the following non-GAAP financial measure: “EBITDA” (Earnings Before Interest, Tax, Depreciation and Amortization). The Company’s management believes that EBITDA represents a key operating metric for its business. This non-GAAP term, as defined by the Company, may not be comparable to similarly titled measures used by other companies. EBITDA is not a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA should not be considered in isolation or as a substitute for net earnings, operating income and other consolidated earnings data prepared in accordance with GAAP or as a measure of our profitability. While EBITDA is not intended to replace any presentation included in our consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, we believe this measure is useful to investors. A reconciliation of EBITDA to GAAP financial measures for the three month ended September 30, 2012 and 2011 is included at the end of this press release.

Investor Relations Contact

Lyle Dickler

Chief Financial Officer

SED International Holdings, Inc.

770-243-1200

ldickler@sedintl.com

SED INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	September 30, 2012	June 30, 2012
	(Unaudited)	(Note 1)
ASSETS

Current assets:
Cash and cash equivalents	$3,466	$4,710
Trade accounts receivable, less allowance for doubtful accounts of $704 and $853, respectively	52,494	54,030
Inventories	55,655	61,785
Deferred tax assets, net	362	632
Other current assets	12,867	8,123
Total current assets	124,844	129,280
Property and equipment, net	3,924	3,549
Other assets	235	264
Total assets	$129,003	$133,093

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Trade accounts payable	$60,765	$63,084
Accrued and other current liabilities	9,389	8,716
Revolving credit facilities	36,576	36,880
Total current liabilities	106,730	108,680

Commitments and contingencies:

Shareholders’ equity:
Preferred stock, $1.00 par value; 129,500 shares authorized, none issued	0	0
Common stock, $.01 par value; 100,000,000 shares authorized, 7,126,883 shares issued and 4,993,047 shares outstanding at September 30, 2012 and
7,112,995 shares issued and 4,979,159 shares outstanding at June 30, 2012	70	70
Additional paid-in capital	71,092	71,013
Accumulated deficit	(30,795)	(28,692)
Accumulated other comprehensive loss	(3,303)	(3,187)
Treasury stock, 2,133,836 shares, at cost	(14,791)	(14,791)
Total shareholders’ equity	22,273	24,413
Total liabilities and shareholders’ equity	$129,003	$133,093

SED INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended September 30,
	2012	2011

Net sales	$126,365	$155,839
Cost of sales	119,354	148,320
Gross profit	7,011	7,519

Selling, general and administrative expenses	8,284	7,915
Depreciation and amortization expense	217	125
Foreign currency transactions loss	129	651
Acquisition-related costs	0	370
Total operating expenses	8,630	9,061
Operating loss	(1,619)	(1,542)

Interest expense, net	284	296
Gain on acquisition	0	(998)
Loss before income taxes	(1,903)	(840)
Provision for income tax expense (benefit)	201	(10)
Net loss	$(2,104)	$(830)

Comprehensive loss:
Consolidated net loss	$(2,104)	$(830)
Foreign currency translation adjustment	(179)	(749)
Fair value of interest rate swap contract	63	45
Total comprehensive loss	$(2,220)	$(1,534)

Basic and diluted loss per common share	$(0.43)	$(0.18)

Weighted average number of common shares outstanding:
Basic and diluted	4,948,000	4,685,000

SED INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

Reconciliation of Selected GAAP Measures to Non-GAAP Measures (1)

(In thousands, except share data)

(Unaudited)

	Three Months Ended
	September 30
	2012	2011
Reconciliation of GAAP net loss to Non-GAAP adjusted EBITDA is as follows:
GAAP net loss	$(2,104)	$(830)
Depreciation and amortization	217	125
Stock awards amortization (2)	80	115
Interest expense, net	284	296
Income tax expense	201	(10)
Gain on acquisition (3)	-	(998)
Non-GAAP adjusted EBITDA	$(1,322)	$(1,302)

(1)	This presentation includes non-GAAP measures. Our non-GAAP measures are not meant to be considered as a substitute for comparable GAAP measures and should be read only in conjunction with our financial statements prepared in accordance with GAAP and our press release, which explains our use of non-GAAP measures.

(2)	Non-cash stock-based compensation charges for stock awards.

(3)	Gain on the acquisition of the Lehrhoff assets recorded as a bargain purchase under ASC 805.